Exhibit 10.1

Description of Agreement between Kishore Ponnavolu and MetLife, Inc. dated April 23, 2019
In December 2018, MetLife, Inc. asked Kishore Ponnavolu, its President, Asia, to travel from the U.S. to Japan on short notice to cover urgent business matters, including meetings with regulators. Mr. Ponnavolu’s family joined him in Asia for this period. On April 23, 2019 MetLife, Inc. agreed to reimburse Mr. Ponnavolu for his family travel expenses on this trip, at an incremental cost of approximately U.S. $75,000. MetLife, Inc. will not make Mr. Ponnavolu whole for any of his taxes on this item.